Exhibit 99.1

333 West Wacker Drive
Chicago IL 60606
Tel: +1 312 897-4000

Contact	Matt Schuler	Date	May 30, 2018
Email	matt.schuler@lasalle.com	Telephone	+1 312 897 4192

JLL Income Property Trust
Reports Strong First Quarter Portfolio Performance

Chicago (May 30, 2018) - JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX), announced its operating results for the first quarter of 2018.

“Our operating performance throughout 2017, and intensive asset management into this year have positively impacted the investment performance of our portfolio. We were also pleased to announce the reduction in fees that will increase the net dividend yield for our Class A and Class M-I stockholders,” said Allan Swaringen, President and CEO of JLL Income Property Trust. “As our program advances through its sixth year, we remain focused on driving long-term investment performance for stockholders.”

First Quarter 2018 Highlights

•	Increased total revenues to $42 million in the first quarter, up by approximately $2 million or 6 percent over the prior year.

•
Achieved first quarter total net of fees returns of 1.3 percent and 1.6 percent on our Class A and Class M shares, respectively, delivering annualized total returns of 6.5 percent and 7.1 percent, respectively since launching our initial public offering in October 2012.

•
Increased the first quarter dividend payment by 4 percent from the prior distribution representing the fifth time JLL Income Property Trust has raised its dividend since 2012. Paid quarterly dividends for 25 consecutive quarters, with an average annual increase of 5.4 percent.

•
Approved a gross distribution for the second quarter of 2018 at $0.13 per share, subject to class specific fees. Effective April 1st, dealer manager fees on Class A shares were reduced by 19 percent, and dealer manager fees were completely eliminated on Class M-I shares.

•	Achieved a NAV of approximately $1.6 billion demonstrating steady growth, and the ability to execute our strategic plan to position JLL Income Property Trust as the market’s leading daily NAV REIT.

Portfolio Highlights

•	Invested approximately $6.8 million of capital improvements in our existing portfolio geared towards maintaining our higher occupancies.

•	Maintained high occupancy at 94 percent with occupancies by segment at 96 percent for Apartment, 93 percent for Industrial, 92 percent for Office and 95 percent for Retail.

•
Experienced robust leasing activity, with 70,000 square feet of new and renewal leases completed during the quarter and almost 700,000 square feet leased over past 12 months. Our weighted average lease duration at March 31st was 6.1 years, in-line with the prior quarter.

•
Decreased overall company leverage ratio from 39 percent at the end of Q4 to 38 percent at the end of Q1 in line with our strategy to maintain a low leverage ratio of somewhere between 30 and 50 percent.

•	Disposed of Station Nine Apartments, a property that no longer aligned with the fund’s investment strategy, for $75 million, resulting in a GAAP accounting gain of $29.7 million.

•
Earned LEED Silver certification for Pioneer Tower, a 300,000 square foot office building in Portland, Oregon which also recently earned the U.S. Environmental Protection Agency’s ENERGY STAR certification signifying that the building performs in the top 25 percent of similar facilities nationwide for energy efficiency.

About JLL Income Property Trust
Jones Lang LaSalle Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing office, retail, industrial and apartment properties located primarily in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management, Inc., a member of the JLL group and advisor to JLL Income Property Trust, is one of the world’s leading global real estate investment managers with nearly 700 employees in 17 countries worldwide and over $60 billion of assets under management of private and public property equity and debt investments. LaSalle’s diverse client base includes public and private pension funds, insurance companies, governments, endowments and private individuals from across the globe. For more information, visit www.lasalle.com.

Forward Looking Statements
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.